Exhibit 99.1

Zenosense, Inc.  - Hospital Collaboration - 400 Person Lung Cancer Detection Trial

Valencia, Spain, December 17, 2014; Zenosense, Inc. (OTCQB: ZENO) (“Zenosense”, the "Company"), a healthcare technology company primarily focused on developing and marketing devices to detect the MRSA “Super-Bug” and to detect signs of lung cancer in exhaled breath, is pleased to announce that on 16 December 2014, the Company’s development partner, Zenon Biosystem (Zenon) entered into a collaboration agreement for a lung cancer detection trial. The agreement is with a university and a large university hospital located in the region of Madrid, Spain. The trial will facilitate clinical tests on breath samples from 400 people, in line with the previously announced protocol design.

The Company is delighted that the university research scientists and the university hospital have all recognised the potential for our technology. A positive outcome may be a significant step toward a major healthcare breakthrough: Currently less than 20% of lung cancer is detected in the relatively treatable Stage 1. Superior early detection by non-invasive, cost effective screening is likely to offer marked improvements in survivability and decreased mortality.

The trial aims to identify certain distinctive volatile organic compounds in exhaled breath, using standard laboratory instruments and techniques, alongside two identical pre-commercial lung cancer detection devices (“Devices”) which have been developed by Zenon. Standard techniques will be used to identify lung cancer biomarkers previously determined to be of interest, and the two identical Devices will be tested as to their ability to detect those biomarkers. The results will be analyzed to determine the relative efficacy of the Devices to detect lung cancer.

The trial is expected to take nine months. It will examine samples from a 400 subject population split into four groups to cover apparently healthy smokers, non-smokers, and those with diagnosed lung cancer and Chronic Obstructive Pulmonary Disease. Initially a total of three hospitals will be involved in the trial, the collaborating university hospital and two hospitals associated with it; the trial has been approved by the ethics committee of the university hospital which allows participation from any public hospital in Spain without further approvals. The intention, given this opportunity, is to considerably increase the size of the trial beyond the 400 subject population, subject to positive initial results. The costs to Zenosense associated with the 400 subject trial are expected to fall within its development budget as filed on form 8K on July 24, 2014 with the Securities and Exchange Commission.

The Company regards the university hospital as ideally suited to collaborate in the trial, being current and prominent in the relevant field. It has been involved in a number of published studies over the last 6 years focusing on the detection of volatile organic compounds to identify various respiratory pathologies, with results presented at national and international scientific conferences. Full access to this research is included in the collaboration and experts in relevant medical fields will assist in the trial. Zenon, on its part, will supply experts in the fields of multiple sensor systems and instrumentation, microbiology and medical device development, backed up by Zenon’s dedicated development office to make available its complementary experts in nanotechnology, sensors and high-level mathematics.

Carlos Gil, Chief Executive Officer of Zenosense, commented: “The progress that our Company’s partners have made under our development and license agreement during the last 12 months is remarkable. I look forward to the trial commencing imminently. I believe that a cost-effective lung cancer detector proven as meeting or exceeding the accuracy of low dose Computed Tomography (CT) scanning will have wide appeal and be in significant demand.”

About Zenosense, Inc.

Zenosense, Inc. is a detection device development company based in Valencia, Spain. Its mission is to develop effective medical devices targeting the early detection of both deadly bacteria and certain cancers in the exhaled breath of patients and market and sell these products to hospitals and primary healthcare facilities. Two devices are currently under development; a device intended to detect the Methicillin-resistant Staphylococcus aureus “Super-Bug” (MRSA); and a device intended to detect Lung Cancer. Using a common Electronic Nose technology platform, the devices analyze Volatile Organic Compounds (VOCs) which are present in the exhaled breath of patients, scanning for certain biomarkers which can indicate the presence of infection/illness.

Find out more at www.zenosense.net

Forward-Looking Statements

Statements in this news release that are not statements of historical fact are forward-looking statements, which are subject to certain risks and uncertainties.  Forward-looking statements can often be identified by words such as "expects,” "intends,” "plans,” "may,” "could,” "should,” "anticipates,” "likely,” "believes" and words of similar import.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those expressed or implied by forward-looking statements due to a variety of factors that may or may not be foreseeable or within the reasonable control of the Company.  Readers are cautioned not to place undue reliance on such forward-looking statements.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission, including without limitation the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on filed on March 26, 2014, and in Company reports filed subsequently thereto.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Statements concerning the development of both the MRSA device and the lung cancer device have been made based on information obtained from Zenon Biosystem, which the Company believes to be accurate, but have not been independently verified.

Contact:
Zenosense, Inc.
Email: ir@zenosense.net
Tel: +34 960 454 202
Web: www.zenosense.net